ADVISORS SERIES TRUST

on behalf of the funds managed by
Tocqueville Asset Management, LP

AMENDED AND RESTATED MULTIPLE CLASS PLAN

Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), this Amended and Restated Multiple Class Plan (the “Plan”) is adopted by the series listed on Appendix A attached hereto (each, a “Fund” and together, the “Funds”), which may be amended from time to time, each a series of Advisors Series Trust (the “Trust”), a Delaware statutory trust, with respect to the classes of shares (individually a “Class” and together the “Classes”) of the series of the Trust set forth in the exhibits hereto.

1.    Purpose

This Plan sets forth the method for allocating fees and expenses among each class of shares of the Funds in reliance on Rule 18f-3 and allows the Trust to make payments as contemplated herein.

2.    Rights and Obligations.

Except as set forth herein, all Classes of shares issued by each Fund shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations, and terms and conditions. The only differences among the various Classes of shares relate solely to the following: (a) each Class may be subject to different Class expenses and sales charges as discussed under Section 3 of this Plan; (b) each Class may bear a different identifying designation; (c) each Class has exclusive voting rights with respect to matters solely affecting such Class; (d) each Class may have different redemption or exchange fees and exchange privileges; and (e) each Class may provide for the automatic conversion of that Class into another Class.

3.    Separate Arrangements/Class Differences

a)    Designation of Classes: The Funds set forth in Exhibit A offer one or more Classes of shares.

b)    Sales Load and Expenses: Class A Shares are subject to a maximum sales load of 5.00% and a Rule 12b-1 fee of up to 0.25%. Class A Shares purchased in the amount of $1,000,000 or more without a sales load are subject to a maximum contingent deferred sales charge (“CDSC”) of 0.75%, if they are redeemed within twelve months of purchase. Investor and Institutional Class Shares are not subject to any sales loads or Rule 12b-1 fees.

c)    Distribution of Shares: Class A Shares are sold primarily to retail investors are offered through approved financial supermarkets, investment advisors and consultants, financial planners, brokers, dealers and other investment professionals and their agents. These Fund shares are also offered directly through their distributor. Quantity discounts, accumulated purchases, concurrent purchases, purchases in conjunction with a letter of intent, reinstatement privileges, and systematic withdrawal features are as described in the applicable Prospectus. Investor and Institutional Class Shares are available for purchase by clients able to meet the minimum initial investment.

d)    Minimum Investment Amounts: The minimum initial investment in Investor and Class A Shares is $25,000 for regular accounts and $5,000 for Individual Retirement Accounts (“IRAs”) and in

Institutional Class Shares is $1,000,000 for regular accounts. Once an account is established, subsequent investments for regular accounts in the amount of $1,000 may be made in Class A, Investor Class and the Institutional Class, including for IRA accounts. If a shareholder is starting an Automatic Investment Plan for all share classes, after the minimum initial investment is made, subsequent investments must be in the amount of $100 for regular accounts and IRAs.

e)    Voting Rights: Shareholders are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional vote held. Shareholders of the Trust will vote in the aggregate and not by Fund or Class except as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or Class.

4.    Allocation of Expenses

a)    Class Expenses. Each Class of shares may be subject to different Class expenses (collectively, “Class Expenses”) consisting of:

i.    Front-end sales charges or CDSCs;
ii.    Rule 12b-1 plan distribution fees and shareholder servicing fees, if applicable to a particular Class;
iii.    Transfer agency and other recordkeeping costs to the extent allocated to a particular Class;
iv.    SEC and blue sky registration fees incurred separately by a particular Class;
v.    Litigation or other legal expenses relating solely to a particular Class;
vi.    Printing and postage expenses related to the preparation and distribution of Class specific materials such as shareholder reports, prospectuses and proxies to shareholders of a particular Class;
vii.    Expenses of administrative personnel and services as required to support the shareholders of a particular Class;
viii.    Audit or accounting fees or expenses relating solely to a particular Class;
ix.    Trustee fees and expenses incurred as a result of issues relating solely to a particular Class; and
x.    Any other expenses subsequently identified that should be properly allocated to a particular Class, which shall be approved by the Board of Trustees.

b)    Other Expenses. Except for the Class Expenses discussed above (which will be allocated to the appropriate Class), all expenses incurred by the Fund will be allocated to all Classes of shares on the basis of the net asset value of each Class to the net asset value of the Trust or the Fund, as the case may be. Excess expenses created by the imposition of an operating expense limit on one or more Classes shall be considered general Fund expenses.

c)    Waivers and Reimbursements of Expenses. The Funds’ investment adviser and any provider of services to the Funds may waive or reimburse the expenses of a particular Class or Classes; provided, however, that such waiver shall not result in cross-subsidization between Classes.

5.    Allocation of Income

    Each Fund will allocate income and realized and unrealized capital gains and losses based on the relative net assets of each Class of shares.

6.    Exchange Features

Shares of each Fund may be exchanged for shares of any other Fund, subject to minimum purchase requirements. Exchanges can be made from the Class A and Institutional Class shares of the Partners Fund into the Investor Class shares of the Cornerstone Fund. Similarly, exchanges can be made from Investor Class shares of the Cornerstone Fund into Institutional Class shares of the Partners Fund.
7.    Conversions

A shareholder of Class A shares may request or be allowed to convert their Class A shares to Institutional Class shares if they are eligible in accordance with the Funds’ current registration statement. Any implementation of a conversion feature is subject to the continuing availability of a ruling or regulations of the Internal Revenue Service (“IRS”), or of an opinion of counsel or tax adviser, stating that the conversion of one Class of shares to another does not constitute a taxable event under federal income tax law. The conversion feature may be suspended if such a ruling, regulation or opinion is not available.

Investors who hold Institutional Class shares of a Fund through a fee-based program at a financial intermediary but who subsequently become ineligible to participate in the program, withdraw from the program, or change to a non-fee based program, may be subject to conversion of their Institutional Class shares by their financial intermediary to another class of shares of the Fund having expenses (including Rule 12b-1 fees) that may be higher than the expenses of the Institutional Class shares. Investors should contact their program provider to obtain information about their eligibility for the provider’s program and the class of shares they would receive upon such a conversion. There are no tax consequences for such conversion and investors are not charged a redemption/exchange fee by a Fund.

8.    Board Review

The Board of Trustees of the Trust shall review the Plan as it deems necessary. Prior to any material amendment(s) to the Plan with respect to any of the Funds’ shares, the Trust’s Board of Trustees, including a majority of the Trustees that are not interested persons of the Trust, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or Fund expenses), is in the best interest of each class of shares of the Funds individually and the Funds as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees of the Trust shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan.

9.    Effectiveness

This Plan shall become effective with respect to each Class (a) to the extent required by Rule 18f-3, after approval by a majority vote of: (i) the Trust’s Board of Trustees (“Board”); (ii) the members of the Board who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust’s Plan, and (b) upon execution of an exhibit adopting this Plan with respect to such Class.

This Amended and Restated Multiple Class Plan is adopted by Advisors Series Trust with respect to the Classes of the Fund(s), a series of Advisors Series Trust, as set forth on Exhibit A attached hereto.

Amended and Revised: April 14, 2025

EXHIBIT A

MULTIPLE CLASS PLAN

ADVISORS SERIES TRUST
on behalf of the funds managed by
Tocqueville Asset Management, LP

	Minimum Investment	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b-1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee
Poplar Forest Partners Fund	Regular Accounts
Class A	$25,000	5.00%	0.75%*	0.25%	None	None
Institutional Class	$1,000,000	None	None	None	None	None

Poplar Forest Cornerstone Fund	Regular Accounts
	$25,000	5.00%	None	None	None	None
* A redemption within twelve months of purchase of investments of $1 million or more on which no front-end sales charge is paid are subject to a 0.75% CDSC.

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